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Exhibit 3.1

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20100291943-81
Filing Date and Time 04/29/2010 4:33 PM
Ross Miller	Entity Number
Secretary of State	C17075-1995
State of Nevada
Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
1. Name of corporation:
Western Alliance Bancorporation
2. The articles have been amended as follows: (provide article numbers, if available)
This Amendment amends Article THIRD by deleting the first paragraph of Article THIRD and substituting in lieu thereof the following new first paragraph of Article THIRD, to read in its entirety as follows:
“THIRD: The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 220,000,000 shares, of which 20,000,000 shares shall be serial preferred stock, having a par value of $.0001 per share (“Preferred Stock”), and 200,000,000 shall be classified as shares of common stock, having a par value of $.0001 per share (“Common Stock”). The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in the certificate of designations filed to establish the respective series of Preferred Stock. [See Attached]
3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 79.48%
4. Effective date of filing: (optional):
(must not be later than 90 days after the certificate is filed)
5. Signature: (required)

X
Signature of Officer Assistant Secretary

*	If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.
IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.
Nevada Secretary of State Amend Profit-After
Revised: 3-6-09
This form must be accompanied by appropriate fees.

ATTACHMENT TO
CERTIFICATE OF AMENDMENT OF
WESTERN ALLIANCE BANCORPORATION
2. The articles have been amended as follows:
(continued)
Each holder of shares of Common Stock shall be entitled to one vote for each share held by such holder, including the election of directors. There shall be no cumulative voting rights in the election of directors. Each share of Common Stock shall have the same relative rights as and be identical in all respects with all the other shares of Common Stock.”
This Amendment amends Article SEVENTH by deleting Article SEVENTH and substituting in lieu thereof the following new Article SEVENTH, to read in its entirety as follows:
“SEVENTH: Except as provided herein, the provisions of these Amended and Restated Articles of Incorporation may only be amended, altered or repealed from time to time by a vote of more than one-half (greater than 50%) of the outstanding shares of each class of shares entitled to vote as a separate class on such matter, and to the extent and in the manner prescribed by the laws of the State of Nevada, and additional provisions authorized by such laws as are then in force may be added. All rights herein conferred on the directors, officers and stockholders are granted subject to this reservation.”